Exhibit 99.1
PRESS RELEASE
Genitope Corporation Announces Proposed Public Offering of Common Stock
FREMONT, Calif., April 19, 2007 (Business Wire) Genitope Corporation (Nasdaq: GTOP) today announced plans to offer 5,500,000 shares of its common stock in an underwritten public offering. The offering will be made pursuant to the Genitope Corporation’s effective shelf registration statement previously filed with the Securities and Exchange Commission. Genitope Corporation intends to grant the underwriter an option to purchase up to an additional 825,000 shares to cover over-allotments, if any. All of such shares are being offered by Genitope Corporation.
Punk, Ziegel & Company is the underwriter expected to offer the shares to the public.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This offering of shares of common stock may be made only by means of a prospectus supplement and accompanying prospectus.
Copies of the preliminary prospectus supplement and the accompanying prospectus can be obtained by contacting: Punk, Ziegel & Company, L.P. at 520 Madison Avenue, 4th Floor, New York, NY 10022, or by telephone at 212-308-9494, or by faxing a request to 212-308-1466.
About Genitope Corporation
Genitope Corporation (Fremont, Calif.) is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Genitope Corporation’s lead product candidate, MyVax(R) personalized immunotherapy, is a patient-specific active immunotherapy based on the unique genetic makeup of a patient’s tumor and is designed to activate the patient’s immune system to identify and attack cancer cells.
Forward Looking Statements
This press release contains “forward-looking statements.” For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements, including, without limitation, statements regarding Genitope Corporation’s plans to complete a public offering. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Genitope Corporation’s results to differ materially from those indicated by these forward-looking statements, including without limitation, risks and uncertainties related to Genitope Corporation’s ability to complete the planned public offering, including as a result of investor response to the offering, the trading price of the common stock of Genitope Corporation or other conditions in the financial markets, as well as other risks detailed in Genitope Corporation’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genitope Corporation undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
Source: Genitope Corporation

Genitope
Investor:
John Vuko
Chief Financial Officer
510.284.3000
IR@genitope.com